Media Contact: Sue Hermann shermann@bokf.com 303.312.3488 BOK Financial CEO Steve Bradshaw to retire at end of 2021 COO Stacy Kymes to assume president and CEO role as of Jan. 1, 2022 TULSA, Okla., Dec. 1, 2021 – BOK Financial CEO and President Steven G. Bradshaw will retire as of Dec. 31, 2021. Chief Operating Officer Stacy Kymes, who was previously announced as the incoming president and CEO, will assume the company’s leadership role as of Jan. 1, 2022. “It has been an extreme honor to serve BOK Financial and to play a role in the company’s 100-plus years of growth,” said Bradshaw. “I look forward to becoming the company’s number one advocate as I move into the next phase of my life.” Bradshaw joined the company in 1991 after selling his wholly owned retail brokerage business to BOK Financial. He held numerous leadership positions at the company before being named the chief executive in 2014. Under Bradshaw’s leadership, the company has grown from $27 billion in assets to more than $47 billion, achieved record earnings levels and expanded operations significantly to almost 5,000 employees across eight states. Stacy Kymes was announced as the company’s incoming president and CEO in August. Prior to being named chief operating officer, he served chief as executive vice president over all specialized banking areas, including energy, commercial real estate, healthcare, treasury services and TransFund. He has been with BOK Financial for almost 25 years and has a broad understanding of the company, having served as chief auditor, director of mergers and acquisitions, and chief credit officer. George B. Kaiser, BOK Financial Corporation board chair, previously noted that “Stacy has had deep and varied experience with the company’s lines of business and supporting functions during his career. The rest of the board joins me in the expectation that Stacy—and the rest of the leadership team—will continue our company’s solid financial performance and commitment to serving our clients and communities.” * * * BOK Financial Corporation is a more than $47 billion regional financial services company headquartered in Tulsa, Okla. with more than $90 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc.; BOK Financial Private Wealth, Inc.; and BOK Financial Insurance, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque, Bank of Oklahoma, Bank of Texas and BOK Financial (in Arizona, Arkansas, Colorado, Kansas and Missouri); as well as having limited purpose offices Nebraska, Milwaukee and Connecticut. Through its subsidiaries, BOK

Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.